Exhibit 2.2

AGREEMENT AND PLAN OF SHARE EXCHANGE

by and among

Loyal Enterprises LLC,

a Tennessee limited liability company

and

the Members of

Loyal Enterprises LLC listed herein,

on the one hand;

and

Triccar, Inc.,

a Nevada corporation

December 28, 2021

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AGREEMENT AND PLAN OF SHARE EXCHANGE

This Agreement and Plan of Share Exchange, dated as of December 28, 2021 (this “Agreement”), is made and entered into by and among Loyal Enterprises LLC, a Tennessee limited liability company (“Loyal”), and the members of Loyal listed on Schedule I attached hereto (each, a “Loyal Member”, and collectively, the “Loyal Members”), on the one hand; and Triccar, Inc., a Nevada corporation (“TCCR”).

RECITALS

WHEREAS, the board of directors of TCCR and all of the members of Loyal have adopted resolutions approving and adopting the share exchange described in this Agreement (the “Exchange”) upon the terms and conditions set forth herein;

WHEREAS, each Loyal Member owns the number of membership interests of Loyal set forth opposite such Loyal Member’s name in Column I on Schedule I attached hereto (collectively, the “Loyal Membership Interests”);

WHEREAS, the Loyal Members own 100% of the issued and outstanding membership interests of Loyal and the Loyal Members desire to exchange their respective Loyal Membership Interests for the TCCR Shares (defined below), pursuant to the terms and conditions of this Agreement;

WHEREAS, TCCR will enter into this Agreement for the purpose of evidencing its consent to the consummation of the Exchange and for the purpose of making certain representations, warranties, covenants and agreements;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

THE PURCHASE AND EXCHANGE

1.1           Exchange of Shares and Membership Interests.  Upon the terms and subject to the conditions hereof, at the Closing the Loyal Members will sell, convey, assign, transfer and deliver to TCCR membership interest certificates representing the Loyal Membership Interests, and TCCR will issue to each Loyal Member, in exchange for such Loyal Member’s pro rata portion of the Loyal Membership Interests, one or more stock certificates representing the number of shares of TCCR Class A Common Stock, par value $.0001 per share ( “Class A Common Stock”), set forth opposite such Loyal Member’s name in Column II on Schedule I attached hereto (collectively, the “TCCR Shares”).  The aggregate number of TCCR Shares to be issued to the Loyal Members will equal 2,200,000 shares of Class A Common Stock.

1.2        Closing. The closing of the Exchange (the “Closing”) shall take place on the date when all of the closing conditions set forth in Article 6 of this Agreement are either satisfied or waived, or on such other date as may be mutually agreed upon by the parties. Such date is referred to herein as the “Closing Date”.

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ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF LOYAL

Loyal hereby represents and warrants to TCCR as follows:

2.1           Organization. Loyal is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Tennessee, is qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business requires such qualification, and has the requisite power to carry on its business as now conducted.

2.2           Capitalization of the Company. As of immediately prior to the Closing, the outstanding membership interests of Loyal shall consist solely of the Loyal Membership Interests being sold to TCCR set forth as the “Total” in Column II on Schedule I attached hereto. The Loyal Membership Interests are validly issued, fully paid and non-assessable. As of the Closing, there are no outstanding or authorized options, warrants, rights, convertible securities or debt, or any other securities of Loyal, or any agreements or commitments to which Loyal or any of the Loyal Members is a party or which are binding upon Loyal or any of the Loyal Members providing for the issuance or redemption of any of the Loyal Membership Interests outside of liabilities listed on addendum 2.2 attached.

2.3           Certain Corporate Matters. Loyal is duly qualified to do business as a company and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on Loyal’s financial condition, results of operations or business. Loyal has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

2.4           Authority Relative to this Agreement. Loyal has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Loyal and the consummation by Loyal of the transactions contemplated hereby have been duly authorized by the managers of Loyal and no other actions on the part of Loyal are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Loyal and constitutes a valid and binding agreement of Loyal, enforceable against Loyal in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

2.5           Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Loyal of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Loyal nor the consummation by Loyal of the transactions contemplated hereby, nor compliance by Loyal with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the operating agreement of Loyal, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Loyal is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Loyal, or any of its properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches or defaults which are not individually or in the aggregate material to Loyal.

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2.6           Financial Statements.

(a)           Loyal has provided TCCR with a copy of the unaudited balance sheets of Loyal as at December 31, 2020 and 2019, and the related statements of operations, members’ equity and cash flows for the two fiscal years then ended (collectively, “Loyal’s Unaudited Financials”).

 (b)           Included in Loyal’s Unaudited Financials are the unaudited balance sheet of Loyal as at September 30, 2021, and the related statements of operations, members’ equity and cash flows for the three and nine months then ended (“Loyal’s Interim Financials”).

  (c)           Loyal’s Unaudited Financials and Loyal’s Interim Financials (collectively “Loyal’s Financial Statements”) (i) are in accordance with the books and records of Loyal, (ii) are correct and complete in all material respects, (iii) fairly present the financial position and results of operations of Loyal as of the dates indicated, and (iv) are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) the interim unaudited condensed financial statements included herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair presentation of the results of operations for the interim periods presented.

2.7           Tax Matters.

   (a)           Loyal has filed on a timely basis all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes that it was required to file (collectively, “Tax Returns”), and all Tax Returns were complete and adequate in all material respects. “Taxes” means all taxes or levies or other similar assessments or liabilities in the nature of a tax, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(b)       Loyal has paid on a timely basis, or adequately reserved against in Loyal’s Financial Statements, all material Taxes due, or claimed by any taxing authority to be due, from or with respect to them. With respect to franchise taxes for fiscal year 2021 that are not yet due, the payment of all such amounts shall be the responsibility of the Loyal Members.

   (c)           To the best knowledge of Loyal, (i) no examination or audit of any Tax Return of Loyal by any governmental entity is currently in progress or, to the knowledge of Loyal, threatened or contemplated, (ii) Loyal has not been informed by any jurisdiction that the jurisdiction believes that Loyal was required to file any Tax Return that was not filed, and (iii) no material Tax issue has been raised, and no material adjustment has been proposed or is pending, by any governmental entity or taxing authority in connection with any of Loyal’s Tax Returns.

   (d)           No waiver or extension of any statute of limitations as to any material Tax matter has been given by or requested of Loyal.

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   For the purposes of this Section 2.7, a Tax is due (and must therefore either be paid or adequately reserved against in Loyal’s Financial Statements) only on the last date payment of such Tax can be made without interest or penalties, whether such payment is due in respect of estimated Taxes, withholding Taxes, required Tax credits or any other Tax.

2.8         Employees.    Except as set forth on Schedule 2.8, Loyal does not owe any compensation of any kind, deferred or otherwise, to any current or previous employees.  Loyal does not have a written or oral employment agreement with any officer or director of Loyal.  Loyal is not a party to or bound by any collective bargaining agreement.  There are no loans or other obligations payable or owing by Loyal to any member, manager, officer, director or employee of Loyal, nor are there any loans or debts payable or owing by any of such persons to Loyal or any guarantees by Loyal of any loan or obligation of any nature to which any such person is a party.

2.9         Insurance. Except as set forth on Schedule 2.9, Loyal does not have any insurance policies in effect.

2.10         Contracts. Except as set forth on Schedule 2.10 attached hereto, Loyal does not have any material contracts, leases, arrangements or commitments (whether oral or written) and is not a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (i) the employment of any person; (ii) collective bargaining with, or any representation of any employees by, any labor union or association; (iii) the acquisition of services, supplies, equipment or other personal property; (iv) the purchase or sale of real property; (v) distribution, agency or construction; (vi) lease of real or personal property as lessor or lessee or sublessor or sublessee; (vii) lending or advancing of funds; (viii) borrowing of funds or receipt of credit; (ix) incurring any obligation or liability; or (x) the sale of personal property.

2.11           Books and Records. The books and records of Loyal delivered to TCCR prior to the Closing fully and fairly reflect the transactions to which Loyal is a party or by which its properties are bound.

2.12         Questionable Payments. Neither Loyal, nor any employee, agent, representative or any other person acting on behalf of Loyal has, (i) directly or indirectly, made any bribes, kickbacks, illegal payments or unlawful contributions in connection with foreign or domestic political activity using Loyal’s funds, (ii) or made any payments from Loyal's funds to foreign or domestic governmental officials or employees, or to any foreign or domestic political parties or campaigns (iii) failed to disclose fully any contribution made by Loyal (or anyone acting on Loyal’s behalf of which Loyal was aware) which is in violation of the law or (d) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2. 13        Intellectual Property.  To Loyal’s knowledge, Loyal is not infringing, and has never infringed, upon the intellectual property or proprietary rights of any other person, corporation or other entity. There are no claims pending or, to Loyal’s knowledge, any claims threatened alleging that Loyal is currently infringing upon, using in an unauthorized manner, or violating any trademarks, trade names, service marks, patents, copyrights or other proprietary rights of any person, corporation or other entity, and Loyal is unaware of any facts which would form a reasonable basis for any such claim. Loyal is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement or contract relating to intellectual property.

2.14        Litigation. Loyal is not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit

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or governmental investigation pending against Loyal. Loyal is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of Loyal, and Loyal knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting Loyal or to which Loyal is a party.

2.15         Legal Compliance. To the best knowledge of Loyal, after due investigation, no claim has been filed against Loyal alleging a violation of any applicable laws or regulations of foreign, federal, state and local governments and all agencies thereof. Loyal holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted.

2.16         Disclosure. The representations and warranties and statements of fact made by Loyal in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

OF THE LOYAL MEMBERS

The Loyal Members hereby represent and warrant to TCCR as follows:

3.1           Ownership of the Loyal Membership Interests.  Each Loyal Member owns, beneficially and of record, good and marketable title to the Loyal Membership Interests set forth opposite such Loyal Member’s name in Column I on Schedule I attached hereto, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or member agreements. Each Loyal Member represents that such person has no right or claims whatsoever to any Loyal Membership Interests, other than the membership interests listed opposite such Loyal Member’s name in Column I on Schedule I.   At the Closing, the Loyal Members will convey to TCCR good and marketable title to the Loyal Membership Interests, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, member agreements or restrictions.

3.2           Authority Relative to this Agreement.  This Agreement has been duly and validly executed and delivered by each Loyal Member and constitutes a valid and binding agreement of each Loyal Member, enforceable against each Loyal Member in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

3.3           Restricted Securities. Each Loyal Member acknowledges that the TCCR Shares will not be registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws, that the TCCR Shares will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the TCCR Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.  In this regard, each Loyal Member is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.4         Legend. Each Loyal Member acknowledges that the certificate(s) representing such Loyal Member’s pro rata portion of the TCCR Shares shall be conspicuously set forth on the face or back thereof a legend in substantially the following form:

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“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

TCCR

TCCR hereby represents and warrants to Loyal and the Loyal Members as follows:

4.1           Organization. TCCR is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power to carry on its business as now conducted.

4.2           Capitalization.  TCCR's authorized capital stock consists of: (i) 400,000,000 shares of Common Stock par value $.0001, of which 372,500,000 are designated Class A Common Stock, par value $.0001 per share (“Class A Common Stock”), and 27,500,000 are designated Class B Common Stock, $.0001 per share (“Class B Common Stock) (the Class A Common Stock and the Class B Common Stock shall be collectively referred to herein as the “Common Stock”), of which 25,000,000 shares of Class A Common Stock are issued and outstanding and zero shares of Class B Common Stock are issued and outstanding, and (ii) 50,000,000 shares of preferred stock (“Preferred Stock” and, together with the Common Stock, “Capital Stock”), none of which are issued and outstanding.  At the Closing, TCCR shall have no more than 31,300,000 issued and outstanding shares of Class A Common Stock prior to the issuance of the TCCR Shares pursuant to the terms of this Agreement. At the Closing, TCCR’s 2021 Equity Incentive Plan for the issuance of up to 5,000,000 shares approved (the “TCCR Compensation Plan”), none of which are outstanding.  All issued and outstanding shares of TCCR Capital Stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. When issued, the TCCR Shares will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.  Simultaneously with the Closing, TCCR intends to sell up to $3 million principal amount of senior secured promissory notes and will issue warrants (“Warrants”) to purchase up to 6 million shares of Class A Common Stock at an exercise price of $0.25 per share. Except for the warrants that may be issued simultaneously with the Closing, there are no other outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which TCCR is a party or which are binding upon TCCR providing for the issuance by TCCR or transfer by TCCR of additional shares of TCCR's Capital Stock and TCCR has not reserved any shares of its Capital Stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue Capital Stock of TCCR.  To TCCR’s knowledge, there are no voting trusts or any other agreements or understandings with respect to the voting of TCCR's Capital Stock.  To TCCR’s knowledge, there are no obligations of TCCR to repurchase, redeem or otherwise re-acquire any shares of its Capital Stock as of the Closing.  TCCR does not have any outstanding obligations to register any of its shares of Capital Stock with the United States Securities and Exchange Commission (the “SEC”).

4.3           Certain Corporate Matters. TCCR has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. TCCR has delivered to Loyal true, accurate and complete copies of its certificate of incorporation and bylaws, which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement. The records of meetings of the stockholders

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and board of directors of TCCR are complete and correct in all material respects.  TCCR is not in default under or in violation of any provision of its certificate of incorporation or bylaws in any material respect.  TCCR is not in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

4.4           Authority Relative to this Agreement.  TCCR has the requisite power and authority to enter into this Agreement and carry out its respective obligations hereunder.  The execution, delivery and performance of this Agreement by TCCR and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of TCCR and no other actions on the part of TCCR are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by TCCR and constitutes a valid and binding obligation of TCCR, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

4.5           Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by TCCR of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by TCCR nor the consummation by TCCR of the transactions contemplated hereby, nor compliance by TCCR with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws of TCCR, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which TCCR is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to TCCR, or any of their respective properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches or defaults which are not in the aggregate material to TCCR taken as a whole.

4.6           SEC Documents.  TCCR hereby makes reference to the following documents filed with the SEC, as posted on the SEC’s website, www.sec.gov: (collectively, the “SEC Documents”): (i) Annual Report on Form 10-K for the year ended December 31, 2020; and (ii) Quarterly Reports on Form 10-Q for the periods ended March 31, 2021, June 30, 2021 and September 30, 2021. To TCCR’s knowledge the SEC Documents constitute all of the annual and quarterly reports that TCCR was required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) and the rules and regulations promulgated thereunder by the SEC for the year ended December 31, 2021 and the nine months ended September 30, 2021, respectively.  To TCCR’s knowledge, as of the filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may require, and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.7          Books and Records. The books and records of TCCR delivered to Loyal prior to the Closing fully and fairly reflect the transactions to which TCCR is a party or by which its properties are bound.

4.8         Questionable Payments. To TCCR’s knowledge, neither TCCR, nor any employee, agent or representative of TCCR has, directly or indirectly, made any bribes, kickbacks, illegal payments or

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illegal political contributions using Company funds or made any payments from TCCR's funds to governmental officials for improper purposes or made any illegal payments from TCCR's funds to obtain or retain business.

4.9         Intellectual Property. TCCR does not own or use any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto. TCCR has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of TCCR infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no such proceedings have been instituted, are pending or are threatened against TCCR.

4.10         Insurance. TCCR does not have any insurance policies in effect.

4.11         Contracts. Except as set forth on Schedule 4.11 attached hereto, TCCR does not have any material contracts, leases, arrangements or commitments (whether oral or written).  TCCR is not a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (i) the employment of any person; (ii) collective bargaining with, or any representation of any employees by, any labor union or association; (iii) the acquisition of services, supplies, equipment or other personal property; (iv) the purchase or sale of real property; (v) distribution, agency or construction; (vi) lease of real or personal property as lessor or lessee or sublessor or sublessee; (vii) lending or advancing of funds; (viii) borrowing of funds or receipt of credit; (ix) incurring any obligation or liability; or (x) the sale of personal property.

4.12         Litigation.  TCCR is not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against TCCR.  TCCR is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of TCCR, and TCCR knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting TCCR or to which TCCR is a party.

4.13         Employees.    TCCR does not owe any compensation of any kind, deferred or otherwise, to any current or previous employees.  TCCR does not have a written or oral employment agreement with any officer or director of TCCR.  TCCR is not a party to or bound by any collective bargaining agreement.  There are no loans or other obligations payable or owing by TCCR to any stockholder, officer, director or employee of TCCR, nor are there any loans or debts payable or owing by any of such persons to TCCR or any guarantees by TCCR of any loan or obligation of any nature to which any such person is a party.

4.14         Legal Compliance. To the best knowledge of TCCR, after due investigation, no claim has been filed against TCCR alleging a violation of any applicable laws or regulations of foreign, federal, state and local governments and all agencies thereof. TCCR holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for its business as presently conducted.

4.15         Subsidiaries and Investments.  TCCR does not own any capital stock or have any interest of any kind whatsoever in any corporation, partnership, or other form of business organization.

4.16         Broker's Fees. Neither TCCR, nor anyone on its behalf, has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions,

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or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

4.17         Listing and Maintenance Requirements.  TCCR’s Class A Common Stock is currently quoted on the OTCQB Market.  TCCR has not, since the date its Class A Common Stock began trading on the OTCQB Market, received any notice from OTC Markets or FINRA or any trading market on which TCCR’s Class A Common Stock is or has been listed or quoted to the effect that TCCR is not in compliance with the quoting, listing or maintenance requirements of the OTCQB Market or such other trading market.  TCCR is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such quoting, listing and maintenance requirements.

4.18         Application of Takeover Protections.  TCCR and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under TCCR's certificate of incorporation or the laws of its state of incorporation that is or could become applicable to Loyal or the Loyal Members as a result of the Exchange or the exercise of any rights by Loyal or the Loyal Members pursuant to this Agreement.

4.19         No SEC or FINRA Inquiries.  To TCCR’s knowledge, neither TCCR nor any of its officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or FINRA.

4.20       Depository Trust Company Notifications. TCCR has not received any notification from the Depository Trust Company (“DTC”) indicating that DTC intends to either: (i) limit any services available for TCCR’s Class A Common Stock on deposit at DTC, or (ii) place a complete restriction on all DTC services for TCCR’s Class A Common Stock on deposit at DTC.

4.21         Disclosure. The representations and warranties and statements of fact made by TCCR in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 5

COVENANTS AND AGREEMENTS OF THE PARTIES

EFFECTIVE PRIOR TO CLOSING

5.1           Corporate Examinations and Investigations.  Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of Loyal and TCCR as each party may request.  In order that each party may have the full opportunity to do so, Loyal and TCCR shall furnish each party and its representatives during such period with all such information concerning the affairs of Loyal or TCCR as each party or its representatives may reasonably request and cause Loyal or TCCR and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party's representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party or its representatives.  Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party's premises, with copies thereof to be provided to each party or its representatives upon request.

5.2           Cooperation; Consents.  Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct

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negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Exchange and (ii) provide to the other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

5.3           Conduct of Business.  Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall  (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of Loyal and the Loyal Members on the one hand and TCCR on the other hand.  Without the prior written consent of Loyal, the Loyal Members or TCCR, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

5.4           Litigation.   From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, manager, employee, consultant, agent, member or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of such party or any of its subsidiaries.

5.5           Notice of Default.  From the date hereof through the Closing, each party hereto shall give to the representative of the other party or parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of each such party's representations or warranties herein.

ARTICLE 6

CONDITIONS TO CLOSING

6.1           Conditions to Obligations of Loyal and the Loyal Members.  The obligations of Loyal and the Loyal Members under this Agreement shall be subject to each of the following conditions:

   (a)        Closing Deliveries.  At the Closing, TCCR shall have delivered or caused to be delivered to Loyal the following:

(i)           resolutions duly adopted by the board of directors of TCCR authorizing and approving the Exchange and the execution, delivery and performance of this Agreement;

(ii)        the TCCR Shares in accordance with Schedule I hereto;

(iii)       all corporate records, agreements, seals and any other information reasonably requested by Loyal’s representatives with respect to TCCR; and

(iv)       such other documents as Loyal or the Loyal Members may reasonably request in connection with the transactions contemplated hereby.

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   (b)           Representations and Warranties to be True.    The representations and warranties of TCCR herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  TCCR shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

   (c)           SEC Filings.  At the Closing, TCCR will be current in all SEC filings required by it to be filed.

   (d)           OTCQB Market Trading.  TCCR’s Class A Common Stock shall remain quoted and eligible for trading on the OTCQB Market.

6.2           Conditions to Obligations of TCCR. The obligations of TCCR under this Agreement shall be subject to each of the following conditions:

(a)        Closing Deliveries.    On the Closing Date, Loyal or the Loyal Members shall have delivered to TCCR the following:

(i)           certificates representing the Loyal Membership Interests, duly endorsed in blank effecting the transfer thereof to TCCR;

(ii)          this Agreement duly executed by Loyal and the Loyal Members;

(iii)         such other documents as TCCR may reasonably request in connection with the transactions contemplated hereby.

   (b)           Representations and Warranties to be True.    The representations and warranties of Loyal and the Loyal Members herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  Loyal and the Loyal Members shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

ARTICLE 7

TERMINATION

7.1           Events of Termination.  This Agreement may, by notice given in the manner hereinafter provided, be terminated and abandoned at any time prior to completion of the Closing, as follows:

   (a)           by Loyal if: (i) there has been a material Breach by TCCR and, in the case of a covenant or agreement, such Breach shall not have been cured within ten (10) days after receipt by TCCR of notice specifying particularly such Breach, or (ii) if Loyal identifies hereafter any fact, circumstance or event that could be reasonably determined to have a material adverse effect on TCCR and such fact, circumstance or event is not cured by TCCR within ten (10) days after receipt by TCCR of notice specifying particularly such fact, event or circumstance.

   (b)           by TCCR: (i) if there has been a material Breach by Loyal and, in the case of a covenant or agreement, such Breach shall not have been cured within ten (10) days after receipt by Loyal of notice specifying particularly such Breach, or (ii) if TCCR identifies hereafter any fact, circumstance or event that could be reasonably determined to have a material adverse effect on Loyal (or TCCR following the completion of the transactions contemplated hereby), and such fact, circumstance or

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event is not cured by Loyal within ten (10) days after receipt by Loyal of notice specifying particularly such fact, event or circumstance; or

   (c)           at any time by mutual written agreement of Loyal and TCCR.

This Agreement may not be terminated after completion of the Closing, except by mutual agreement of Loyal, the Loyal Members and TCCR.

For the purposes of this Article 7, there shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation, or other provision if there is or has been (i) any inaccuracy (subject to applicable knowledge and materiality qualifiers, if any) in, breach of, any failure to comply with, or any failure to perform, such representation, warranty, covenant, obligation, or other provision, or (ii) any claim (by any person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation, or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim, or circumstance.

ARTICLE 8
INDEMNIFICATION AND RELATED MATTERS

8.1           Survival of Representations and Warranties.  The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, including any disclosure schedule, shall survive until twelve (12) months after the Closing Date (except with respect to Taxes, which shall survive for the applicable statute of limitations plus 90 days, and covenants that by their terms survive for a longer period). The right to any remedy based upon such representations and warranties shall not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any such representation or warranty.

8.2           Indemnification.

(a) TCCR shall indemnify and hold the Loyal Members harmless for, from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (collectively, “Losses”) to which the Loyal Members may become subject resulting from or arising out of: (i) any breach of a representation, warranty or covenant made by TCCR as set forth herein; or (ii) a third party demand that the Loyal Members pay any obligation of Loyal pursuant to a personal guarantee granted by the Loyal Members prior to Closing.

(b) The Loyal Members shall indemnify and hold TCCR and TCCR’s officers and directors (“TCCR’s Representatives”) harmless for, from and against any and all Losses to which TCCR or TCCR’s Representatives may become subject resulting from or arising out of (1) any breach of a representation, warranty or covenant made by Loyal or the Loyal Members as set forth herein; or (2) any and all liabilities arising out of or in connection with: (A) any of the assets of Loyal prior to the Closing; (B) the operations of Loyal prior to the Closing; or (C) the Loyal Membership Interests .

8.3 Notice of Indemnification.  Promptly after the receipt by any indemnified party (the “Indemnitee”) of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the “Indemnifying Party”) pursuant to this Article 8, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim

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and/or process and all legal pleadings in connection therewith. The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Article 8, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at its own expense and by its own counsel reasonably acceptable to the Indemnitee, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that there is a reasonable probability that a claim may materially and adversely affect it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Article 8 or if a conflict of interest exists between Indemnitee and the Indemnifying Party, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee. In any event, the Indemnitee, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee’s own expense. In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Article 8 to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim. An Indemnitee’s failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of its indemnification obligations contained in this Article 8, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party. If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee.

ARTICLE 9

GENERAL PROVISIONS

9.1           Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at the addresses set forth on the signature page hereof (or at such other address for a party as shall be specified by like notice).

9.2           Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

9.3           Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

9.4           Miscellaneous. This Agreement (together with all schedules, documents and instruments referred to herein): (i) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (ii) except as expressly set forth herein, is not intended to confer upon any other person any rights

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or remedies hereunder and (iii) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

9.5           Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement.

9.6           Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.  Any and all actions brought under this Agreement shall be brought in the state courts of Texas, located in Houston, Texas and each party hereby waives any right to object to the convenience of such venue.

9.7           Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.  This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile or email as a .pdf copy, which facsimile or email shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

9.8           Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by TCCR, Loyal and the Loyal Members.

9.9           Parties in Interest: No Third-Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

9.10           Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

9.11           Expenses.  At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

9.12           Recitals Incorporated.  The recitals of this Agreement are incorporated herein and made a part hereof.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LOYAL ENTERPRISES LLC,

a Tennessee limited liability company

By: /s/ Jason Loyet

Name: Jason Loyet

Title:  Managing Director

Address:

[SIGNATURE PAGES OF LOYAL MEMBERS

AND TCCR FOLLOW]

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[SIGNATURE PAGE OF LOYAL MEMBERS]

MEMBER:

Signature:   /s/ Jason Loyet

Print Name: Jason Loyet

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[SIGNATURE PAGE OF TCCR]

TRICCAR INC., a Nevada corporation

By:   /s/ Todd Michaels

Name:  Todd Michaels

Title:  Chief Executive Officer and President

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SCHEDULE I

	Column I	Column II
	Number of	Number of
	Loyal Membership Interests	Shares of TCCR

MEMBER NAME

Total